As filed with the Securities and Exchange Commission on May 6, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Allergan, Inc.

(Exact name of registrant as specified in its charter)

Delaware	95-01622442
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2525 Dupont Drive

Irvine, California 92612-1599

(Address of principal executive offices) (Zip code)

Allergan, Inc. 2011 Incentive Award Plan

(Full title of the Plans)

Matthew J. Maletta Vice President, Associate General Counsel and Secretary Allergan, Inc. 2525 Dupont Drive Irvine, California 92612-1599 (714) 246-4500	Copy to: Cary K. Hyden Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, CA 92626-1925 (714) 540-1235

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	21,821,946 shares(1)(2)	$78.78(3)	$1,719,132,906	$199,592

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Allergan, Inc (the “Company”) common stock, par value $0.01 per share (“Common Stock”), that become issuable under Allergan, Inc. 2011 Incentive Award Plan (formerly known as the Allergan, Inc. 2008 Incentive Award Plan) (the “2011 Plan”), by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Company’s receipt of consideration which would increase the number of outstanding shares of Common Stock.
(2)	As of May 3, 2011, the maximum aggregate number of shares of Common Stock that may be issued pursuant to the 2011 Plan since its inception on May 6, 2008 was 44,321,946, including 23,650,000 shares authorized by the Company’s stockholders at the 2011 annual meeting on May 3, 2011. The Company previously registered 22,500,000 shares for issuance under the 2011 Plan pursuant to a registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on May 6, 2008.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act, on the basis of the average of the high and low selling prices per share Common Stock on April 29, 2011, as reported on the New York Stock Exchange.

INTRODUCTION

On May 3, 2011, the Company’s stockholders approved the 2011 Plan, which represents the amendment and restatement of the Allergan, Inc. 2008 Incentive Award Plan and which among other things, increased the authorized number of shares issuable thereunder by 23,650,000 shares of Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Registration of Additional Securities

On May 6, 2008, the Company filed with the Commission a registration statement on Form S-8, File No. 333-150668 (the “Prior Registration Statement”) relating to 22,500,000 shares of Common Stock issuable under the Allergan, Inc. 2008 Incentive Award Plan (subsequently amended and restated to become the 2011 Plan). The Company is hereby registering an additional 21,821,946 shares of Common Stock (the “Additional Shares”) issuable under the 2011 Plan, representing the difference between the maximum aggregate number of shares of Common Stock that may be issued under the 2011 Plan since its inception on May 6, 2008 and the number of shares of Common Stock previously registered for issuance under the 2011 Plan. None of the Additional Shares have been issued as of the date of this Registration Statement.

The contents of the Prior Registration Statement are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

Item 8. Exhibits

See Index to Exhibits immediately following the signature page.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 6th day of May, 2011.

ALLERGAN, INC.

By:	/s/ David E.I. Pyott
David E.I. Pyott
Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints each of David E.I. Pyott, Jeffrey L. Edwards, Samuel J. Gesten and Matthew J. Maletta as attorney-in-fact and agent, acting alone, with full powers of substitution and re-substitution, to sign on his behalf, individually and in the capacities stated below, and to file, any and all amendments, including post-effective amendments and supplements, to this Registration Statement and other documents in connection with the Registration Statement, with the Securities and Exchange Commission, granting to those attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done.

Each of the undersigned has executed this Power of Attorney as of the date indicated. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David E.I. Pyott David E.I. Pyott	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	May 6, 2011

/s/ Jeffrey L. Edwards Jeffrey L. Edwards	Executive Vice President, Finance and Business Development, Chief Financial Officer (Principal Financial Officer)	May 6, 2011

/s/ James F. Barlow James F. Barlow	Senior Vice President, Corporate Controller (Principal Accounting Officer)	May 6, 2011

/s/ Herbert W. Boyer, Ph.D. Herbert W. Boyer, Ph.D.	Director	May 6, 2011

/s/ Deborah Dunsire, M.D. Deborah Dunsire, M.D.	Director	May 6, 2011

/s/ Michael R. Gallagher Michael R. Gallagher	Director	May 6, 2011

/s/ Dawn Hudson Dawn Hudson	Director	May 6, 2011

/s/ Robert A. Ingram Robert A. Ingram	Director	May 6, 2011

/s/ Trevor M. Jones, Ph.D. Trevor M. Jones, Ph.D.	Director	May 6, 2011

/s/ Louis J. Lavigne, Jr. Louis J. Lavigne, Jr.	Director	May 6, 2011

/s/ Russell T. Ray Russell T. Ray	Director	May 6, 2011

/s/ Stephen J. Ryan, M.D. Stephen J. Ryan, M.D.	Director	May 6, 2011

EXHIBIT INDEX

Exhibit Number	Exhibit
5.1	Opinion of Counsel

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included with the signature page to this Registration Statement)

99.1	Allergan, Inc. 2011 Incentive Award Plan (incorporated by reference to Annex B to Allergan, Inc.’s Proxy Statement filed on March 8, 2011)